UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2026

VisionWave Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-72741	99-5002777
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave., Suite 210 # 301 Wilmington, DE.	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 305-4790

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VWAV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	VWAVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2026, VisionWave Holdings, Inc. (the “Company”) entered into a Strategic Joint Venture Agreement (the “Agreement”) with BOCA JOM, LLC (“BOCA”), GBT Tokenize Corp. (“TOKENIZE”), and GBT Technologies, Inc. (“GBT”).

Pursuant to the Agreement, the parties agreed to form a joint venture limited liability company in the State of Nevada (the “JV LLC”) for the purpose of developing, commercializing, and managing designated electronic design automation (EDA), defense, and high-security technology projects (the “Designated Projects”). Certain details regarding the Designated Projects have been omitted due to their confidential and sensitive nature.

JV Structure and Ownership

Equity interests in the JV LLC were determined using an internal reference value of $1.0 billion solely to facilitate negotiation of ownership percentages. This internal value is not a statement of the JV’s actual fair market value and was reached without the benefit of an independent third-party valuation or fairness opinion. Accordingly, stockholders and investors are cautioned not to place undue reliance on this figure as an indication of the value of the JV, its assets, or the Company’s interest therein for securities law purposes or otherwise. Ownership of the JV LLC is expected to be allocated among the parties as set forth in the Agreement and related exhibits.

Contributions

●	TOKENIZE will contribute 897,102 shares of the Company’s common stock and its intellectual property portfolio.

●	GBT will contribute 2,020,500 shares of the Company’s common stock.

●	BOCA will contribute the Designated Projects.

●	BOCA and the Company will each enter into non-exclusive license agreements granting the JV LLC rights to use certain background intellectual property solely for the Designated Projects.

All contributions of Company securities are subject to compliance with applicable securities laws and Nasdaq Listing Rules, including obtaining shareholder approval if required under Nasdaq Rule 5635.

Governance

The JV LLC will be governed by a three-member board, with governance and deadlock resolution mechanisms to be set forth in a separate operating agreement. TOKENIZE and GBT will not participate in management or governance of the JV LLC.

The Agreement provides that the Company may appoint a director to BOCA’s board. Any appointment of a BOCA designee to the Company’s board would be subject to approval by the Company’s independent directors, compliance with Nasdaq rules, and, if applicable, shareholder approval.

Intellectual Property

●	Intellectual property developed by the JV LLC (“Foreground IP”) will be owned by the JV LLC.

●	Each party retains ownership of its independently developed intellectual property.

●	License rights terminate upon termination of the Agreement, subject to limited survival for existing customer obligations.

Termination and Regulatory Matters

The Agreement has an initial term of seven years and includes customary termination rights, including termination if required regulatory approvals (such as CFIUS or export control approvals) are denied.

If no Designated Project generates revenue within twelve months following formation of the JV LLC, the Agreement may be terminated and contributed consideration returned, subject to board-level fiduciary determinations.

The transactions contemplated by the Agreement are subject to customary closing conditions, including receipt of regulatory approvals and execution of the JV LLC operating agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Strategic Joint Venture Agreement, dated January 9, 2026, by and among VisionWave Holdings, Inc., BOCA JOM, LLC, GBT Tokenize Corp., and GBT Technologies, Inc.

99.1	Press Release, dated January 12, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2026

VisionWave Holdings, Inc.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	Interim Chief Executive Officer and Executive Chairman